Deutsche Bank Compliance	VA

Level 3 Code of Ethics – AWM US Passion to Perform.

Deutsche Bank Compliance
Code of Ethics – AWM US

Table of Contents

1. Overview		4
2. General Rule		5
3. Standards of Business Conduct		5
4. Definitions		7
5. Restrictions		8
A.	General	8
B.	Specific Blackout Period Restrictions	9
C.	New Issues (IPOs)	10
D.	Short-Term Trading	10
E.	Holding Period Requirement	10
F.	Restricted Lists	11
G.	Private Placements, Private Investment Partnerships and Other Private Interests	11
H.	Other General Restrictions	12
6. Compliance Procedures		13
A.	Designated Brokerage Accounts	13
B.	Pre-Clearance	14
C.	DWS Investments Mutual Fund Holdings	14
D.	Reporting Requirements	15
E.	Confirmation of Compliance with Policies	16
7. Other Procedures/Restrictions		16
A.	Service on Boards of Directors	16
B.	Outside Business Affiliations	17
C.	Executorships	17
D.	Trusteeships	17
E.	Custodianships and Powers of Attorney	17
F.	Gifts and Entertainment	18
G.	Rules for Dealing with Governmental Officials and Political Candidates	18
H.	Confidentiality	19
8. Supervision		19
9. Sanctions		20
10. Interpretations and Exceptions		20
11. Associated Policies		20
SCHEDULE A: AWM – US Code of Ethics Sanctions		22

Deutsche Bank Compliance
Code of Ethics – AWM US

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Deutsche Bank Compliance
Code of Ethics – AWM US

1. Overview

The Deutsche Asset & Wealth Management (“AWM”) US Code of Ethics (the “Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing and business activities generally required of employees within AWM. The provisions of the Code apply to all US AWM employees. This includes the following:

●	All Asset & Wealth Management (“AWM”) employees in the US in the Active, Passive, Lending & Deposits, Global Client, Alternative Real Assets (“ARA”), and Alternative Fund Solutions Groups;

●	All employees of Deutsche Bank Securities Inc. (“DBSI”) Private Client Services (“PCS”) division in the US;

●	All employees of Deutsche Bank (“DB”) Private Bank in the US;

●	All other employees involved in executing or supporting DB’s US Registered Investment Adviser (“RIA”) businesses; and

●	Any employees as the Compliance Department (“Compliance”)[1] may determine to be covered by this Code, from time to time.

Employees in certain business groups within AWM, such as ARA, may be subject to additional personal trading restrictions which are described in business specific procedures.

This Code applies in addition to the following related policies and should be read together with such policies:

●	Code of Business Conduct and Ethics – DB Group

●	Code of Professional Conduct – US

●	Employee Trading Policy – DB Group

●	Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany)

●	All other relevant Deutsche Asset & Wealth Management, DB Group and DBSI policies and procedures

For access to the policies and procedures, see the DB Policy Portal.

Together, this Code of Ethics, the Code of Business Conduct and Ethics – DB Group and other relevant Compliance policies underscore DB’s commitment that in all of our dealings, we will act with fairness, decency and integrity and adhere to the highest standards of ethics. The success of this commitment depends on the conduct of each DB employee.

Accordingly, each employee must have a reasonable knowledge of the policies that are applicable to them and their business. Supervisors are responsible for instituting reasonable measures to make sure that employees understand them, are kept up-to-date of any changes, and comply with them.

DB enhances its corporate governance through a strong risk management culture and expects its employees to take a holistic approach to managing risk and return and effectively managing DB’s risk, capital, and reputation. Examples of the strong risk cultural behaviors expected of our employees include:

— Being fully responsible for DB’s risks.

— Being rigorous, forward looking, and comprehensive in the assessment of risk.

— Inviting colleagues to challenge.

— Troubleshooting collectively.

— Placing DB and its reputation at the heart of all decisions.

[1]	“Compliance” refers to the DB Americas Compliance Department (generally referred to herein as “Compliance” and/or its unit specifically designated to the AWM business unit, “AWM Compliance”).

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Code of Ethics – AWM US

Any questions as to the interpretation of the Code should be referred to a Compliance Officer for further assistance.

2.	General Rule

All Employees (as defined below) must carry out their duties for the exclusive benefit of their client accounts. Consistent with this standard, the interests of AWM clients take priority over the investment desires of AWM and AWM personnel. All AWM personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code as follows:

●	There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to DB, its shareholders or its clients.[2]

●	Employees must never improperly use their position with DB for personal or private gain to themselves, their family or any other person.

Employees are required to comply with applicable US federal securities and banking laws and may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of this Code is to ensure that, in connection with his or her personal trading, no Employee shall conduct any of the following acts upon a client account:

●	To employ any device, scheme or artifice to defraud;

●	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

●	To engage in any manipulative practice.

Any violations of the Code must be reported to the designated AWM Compliance person. The Chief Compliance Officer(s) and Compliance senior management will receive periodic reports of all violations of the Code.

DB Americas Employee Hotline

If it is not practical to report the matter to the noted contacts above, Employees may also report such issues to the DB Americas Employee Hotline at 1-866-504-6667. The hotline is a toll-free number available 24/7/365 and which may be used to relay any issues or concerns about potentially unethical or inappropriate business practices on an anonymous basis.

3. Standards of Business Conduct

DB has established minimum personal and professional conduct standards in the Code of Business Conduct and Ethics – DB Group, Human Resources policies, and various Compliance policies to facilitate compliance with applicable laws, rules and regulations when carrying out responsibilities on behalf of DB. DB will provide ongoing training and education on personal and professional conduct issues.

[2]	The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to AWM Compliance or Legal prior to executing such transaction.

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Code of Ethics – AWM US

In sum, these standards require that all Employees:

●	Conduct all business done on behalf of DB in a professional, fair and legal manner.

●	Attend all applicable training and education programs.

●	Respond to external requests for information only following consultation with, and agreement of the appropriate DB department.

●	Communicate on behalf of DB in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of your knowledge.

●	Do not engage in any internal or external business activities or dealings that could interfere with your employment with DB or may result in a conflict of interest or give the appearance of impropriety.

●	Record, maintain and report accurately all information you create or control.

●	Maintain the confidentiality of all information about DB, its customers and other companies that you create, control or have access to.

●	Use DB’s approved systems and facilities for business purposes.

●	Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information”.

●	Know DB’s information barrier controls, in particular, where you and your business division sit with regard to these controls.

●	When dealing with customers, ensure that your conduct complies with appropriate rules and regulations including applicable stock exchange and self-regulatory organization rules (for example, NYSE, FINRA).

●	Know and follow DB’s Anti-Money Laundering Program, New Client Adoption requirements and embargoes.

●	Report promptly any suspected violation of DB policy or illegal conduct.

In particular, DB expects all employees to act with fairness, decency and integrity and adhere to the highest standards of ethics, avoiding any activity, interest, or external association that could impair or give the appearance of impairing your abilities to perform your work objectively and effectively. If a conflict of interest arises, it must be managed promptly and appropriately, and with the interests of our customers paramount to all others.

Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

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Code of Ethics – AWM US

4. Definitions

A. “Employee” is a general term which shall include all Investment Personnel and Access Persons3.

B. Investment Personnel” shall mean and include:

(i)	Portfolio Managers, portfolio consultants, traders, analysts (including other Employees who work directly with these individuals in an assistant capacity) and others as may be determined by AWM Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

(ii)	PCS Client Advisors are considered Investment Personnel.

C. “Accounts” shall mean any Securities, mutual fund (including municipal fund securities and 529 Plans), collective investment schemes, commodities, commodities future or currency account whether maintained with the Firm’s Designated Brokers (see below) or other financial institutions including:

(i)	domestic or foreign broker-dealers;

(ii)	investment advisers or portfolio managers;

(iii)	commodities and futures commission merchants;

(iv)	banks and other financial institutions.

D. “Employee and Employee-Related Account” of any person subject to the Code shall mean any Account in which an employee has a personal financial interest, a legal right to effect transactions, or otherwise influences or exercises control over the account. These include:

(i)	Any personal account of an employee;

(ii)	Any joint or tenant-in-common account in which the employee is a participant;

(iii)	Any account for an individual who is supported, directly or indirectly, to a material extent by the employee;

(iv)	Any account for a spouse, domestic partner or minor child;

(v)	Any account for which the employee acts as the trustee, executor, guardian, personal representative, custodian or any other similar role in which the employee influences a specific transaction; or

(vi)	Any account in which the employee has a direct or indirect financial interest.

NOTE: ANY PERSON SUBJECT TO THE CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE.

E. “Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

[3]	All AWM employees in the US are generally considered Access Persons for the purposes of this Code. An Access Person is a supervised person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A supervised person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

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Code of Ethics – AWM US

(i) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

F. “Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude:

(i) Shares of open-end money market mutual funds (unless otherwise directed by AWM Compliance).

5. Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee's spouse or relatives living in that Employee’s household (see definition under 4.D.(iii) above).

Employees must always act to avoid any actual or potential conflict of interest between their duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer4 and Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of AWM, or in investment vehicles sponsored by the companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in this Code.

A. General

(i)	The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Deutsche Asset and Wealth Management and its clients. Employees must carefully consider the nature of their responsibilities - and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction - before engaging in that transaction.

(ii)	Material Non-public Information: Employees in possession of material non-public information about or affecting Securities or their issuer are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.

See also the Information Security Principles – DB Group and the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group.

(iii)	Firm and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Compliance Restricted List (available at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the Compliance intranet home page) and/or other applicable restricted lists. See “Restricted Lists” below.

(iv)	“Front-Running:” Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the firm’s or a client’s trading positions, plans or strategies, or forthcoming research recommendations.

[4]	For purposes of this policy, "Managing Officer" is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee’s unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc.).

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Code of Ethics – AWM US

B. Specific Blackout Period Restrictions

(i)	SAME-DAY RULE:

Employees shall not knowingly or otherwise effect the purchase or sale of a Security for an Employee Related Account on a day during which any AWM client account5 has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn. PCS Investment Personnel may aggregate their Employee Related trades with the trades of client accounts where the individual has discretionary trading authority as described below in (iii) 1-Day Rule.

(ii)	5-DAY RULE (Applicable to all Investment Personnel except PCS Investment Personnel):

Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

(iii)	1-DAY RULE (Applicable to PCS Investment Personnel only):

PCS Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within one business day before or one business day after the same Security is traded by a client account with which the individual has discretionary trading authority. PCS Investment Personnel are, however, permitted to aggregate their Employee Related trades with the trades of client accounts where the individual has discretionary trading authority. Orders for client accounts should still receive preference over trades in Employee Related Accounts of PCS Investment Personnel. If delays are experienced in obtaining supervisory or compliance approvals for the purchase or sale of a Security for an Employee Related Account, the client order should not be delayed or postponed.

(iv)	G-CUBE RULE (Applicable to all Employees with G-CUBE access):

Employees and other personnel with real time access to a global research sharing system platform shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security (a) is added to/deleted from or has its weighting changed in the “Model” Portfolio; or (b) has its internal rating upgraded or downgraded; or (c) has research coverage initiated.

(v)	DB Securities:

During certain times of the year, all DB employees are prohibited from conducting transactions in the equity and debt Securities of DB, which affect their beneficial interest in the firm. Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin two days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect. Employees are prohibited from trading in options on DB securities.

[5]	Open orders for PCS client accounts are excluded from the Same Day Rule requirement.

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Code of Ethics – AWM US

(vi)	Exceptions to Blackout Periods (above items i, ii, and iii only):

The following are exempt from the specified blackout periods:

●	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;

●	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.);

●	Government and municipal bonds;

●	Currency and Interest Rate Futures;

●	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

●	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

●	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

C.       New Issues (IPOs)

Employees are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if DB (or any affiliate) has no underwriting role and/or is not involved with the distribution.

D.       Short-Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. DB generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that DB owes to its clients and shareholders will not be tolerated.

E.       Holding Period Requirement

In general, Employees are prohibited from transacting in the purchase and sale, of the same (or equivalent) Securities and closed-end Mutual Funds within 30 calendar days. This requirement also applies to all funds (open-end or closed-end) of DWS Investments and all DB sponsored ETFs. The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity. Therefore, for purposes of this section, each covered transaction will be checked against the last transaction made by the employee in the same security on the opposite side (Buy/Sell).

Mutual Funds subject to periodic purchase plans (including your DB 401(k) plan) can be sold once within 30 calendar days after a periodic purchase.

For PCS Investment Personnel and other PCS front office personnel (e.g. Sales Assistants), the holding period is seven (7) days.

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Code of Ethics – AWM US

The following are exempted from this restriction:

●	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

●	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

●	Securities purchased under an employer sponsored stock purchase plan;

●	Securities pre-cleared and purchased with a specific stop-limit provision attached;

●	Exchange traded funds (Note: DB sponsored ETFs are subject to the 30 Day Rule);

●	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and

●	Open-end Mutual Funds other than DWS Investments Mutual Funds, for which AWM does not serve as sub-advisor. (Note: Both DWS Investments Open-end and Closed-end Mutual Funds are subject to the 30-Day Rule.)

F. Restricted Lists

(i)        DB Restricted List

The DB Restricted List is comprised of securities in which the normal trading or recommending activity of DB and its employees is prohibited or subject to specified restrictions. While the DB Restricted List is distributed extensively internally and posted on the intranet, its composition is generally considered sensitive and should not be shared outside of DB.

All employees are responsible for checking the Restricted List prior to entering into any transaction, soliciting customer orders or issuing research. Failure to observe the requirements of the Restricted List is considered a serious disciplinary matter and may result in sanctions, which could include dismissal (subject to local HR and labor law conventions).

The Restricted List can be found at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the Compliance intranet home page. In some businesses, automated feeds are integrated into trading and other systems. It is your responsibility to know how to access the Restricted List and to determine if it is integrated into systems you use.

(ii)       AWM Restricted List

The AWM Restricted List is comprised of securities for which Employees have reported material non-public information or for various other reasons which result in the need to restrict trading for Employees. The AWM Restricted List is not published outside of Compliance. Requests for trades in securities which are on the AWM Restricted List will be automatically denied. During the time that a security is placed on the Restricted List, effecting any purchase and sale transactions involving that security for the period of time that it is on the Restricted List, is prohibited.

Please also see the Restricted List Policy – DB Group.

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Code of Ethics – AWM US

G. Private Placements, Private Investment Partnerships and Other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first, in accordance with DB policy, obtain the approval of his/her supervisor and then pre-clear the transaction with Compliance, including completing the questionnaire in the Employee Trade Request Application (“ETRA”) system. Any new Employee, who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of no more than 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

(i) DB-Sponsored Private Placements, Private Investment Partnerships and Other Private Interests

Employee investments or transactions (including liquidations) in DB’s Proprietary Products (for example, Global Equity Derivatives structured notes (ELNs/MCNs), DB-issued private equity or real estate funds, etc.) raises special concerns regarding the potential for conflicts of interest or the appearance of conflicts. Accordingly, transactions in such securities must be reported to and approved in advance by the employee’s supervisor and the Employee Trading Group. Specific questions will be asked regarding Proprietary Products and specific restrictions will apply. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETRA) to obtain approval for such requests. Employees should not proceed with any such investments until they have obtained approval from the Employee Trading Group.

In addition, the following categories of employees are prohibited from investing in any Proprietary Product sponsored by WM’s Americas Execution Teams and/or approved by the Product Review Committees (PRCs) of PCS, WM US Onshore and/or WM LatAm:

●	All Americas Execution teams employees;

●	All members of the Product Review Committees;

●	All persons involved in the origination, structuring, due diligence, review and/or approval of the product; and

●	All persons involved in making a trading market or facilitating investors’ after-market liquidations/unwinds or investments in the product.

H. Other General Restrictions

Employees are also subject to the following general restrictions:

●	Employees are prohibited from sharing in the profits and losses of customer accounts (unless the customer is a family member of the employee, for example, joint accounts).

●	Taking unfair advantage of any customer, supplier, competitor, or other firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

●	Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of DB’s business, in connection with any business or transaction involving DB.

●	Using non-approved/sponsored DB systems (information technology and electronic communications system) to conduct DB business.

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Code of Ethics – AWM US

●	Permitting firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, misused, or intercepted in an unauthorized manner.

●	Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

●	Providing customers with legal, tax, or accounting advice.

●	Doing any of the above actions indirectly through another person.

●	Entering into cross transactions between the employee’s accounts and any other account.

●	Contacting other broker-dealers to prearrange trades for their accounts.

●	Effecting transactions that might raise or give the appearance of a conflict with the employee’s duties or responsibilities with DB.

●	Timing transactions in Employee and Employee-Related or client accounts to take advantage of possible market action caused by transactions in other client accounts.

6. Compliance Procedures

A. Designated Brokerage Accounts

All Employees in the US (other than those in Private Client Services (“PCS”) – see Additional Requirements for PCS Personnel) must maintain their Employee and Employee-Related Accounts with a Designated Broker (provided below). Upon joining DB, new employees must make best efforts to complete the transfer of all Accounts to a Designated Broker within 60 days of the start of employment.

Exceptions to the Designated Broker Requirement will be given only where a Household/Family Member is employed by another financial institution with its own conflicting Designated Broker requirement (i.e., the “spousal exception”). All other requirements, including but not limited to the disclosure and pre-approval requirements, apply to Accounts granted a spousal exception.

At the present time, the US has the following Designated Brokers: Deutsche Bank Alex. Brown Full Service Brokerage, Deutsche Bank Alex. Brown Employee Brokerage Services, Deutsche Bank Private Bank, E*Trade, Charles Schwab, and Fidelity.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

Accordingly, all Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy – DB Group and the Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany).

(i)       Additional Requirements for PCS Personnel

To facilitate effective supervision and monitoring, all Employee and Employee-Related Accounts of PCS RIA Investment Personnel must be held at Deutsche Bank Alex. Brown. Accounts held at any outside brokerage firms (including E*TRADE, Fidelity and Charles Schwab etc) are generally prohibited and must be promptly transferred to Deutsche Bank Alex. Brown.

All other PCS personnel must maintain their accounts with an approved “designated broker” (as noted above).

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Code of Ethics – AWM US

Exceptions may be granted on a very limited basis and only upon the prior written request and approval of senior management, the DBSI RIA Chief Compliance Officer or designee and the Employee Trading Group. Any outside account approved as an exception to this requirement will be subject to special reporting requirements as detailed in Section D, below.

B. Pre-Clearance

All Employee Trades must be pre-cleared by the 1) employee’s supervisor (or designee) and 2) the Employee Trading Group. Execution of a trade may not take place until the trade has been pre-cleared by the supervisor (or designee) and the Employee Trading Group. Failure to complete the pre-clearance process may result in cancellation of the Employee Trade and disciplinary action, including termination. Employees are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or related DB policies and procedures. Currently, employees must seek approval to trade (purchase or sell) common stock, single stock options, preferred stock, and warrants on equity, equity rights, closed end mutual funds and corporate bonds.

Pre-clearance of employee trades must be processed via ETRA, which is available on the Employee Compliance Application Portal accessible on dbnetwork Americas. Approvals are valid only for the day granted. Good Till Cancelled (GTC) orders are NOT permitted in instruments for which pre-clearance is required. If the security or product is NOT subject to pre-clearance (e.g., ETFs (excluding DB sponsored ETFs which must be pre-cleared), currencies, treasuries, indexes, etc.), extended period limit orders may be entered.

The following are exempted from the pre-clearance requirement:

●	Open-end Mutual Funds (including Deutsche open-end mutual funds);

●	Direct obligations of the Government of the United States;

●	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

●	Accounts expressly exempted by Compliance which are managed under the exclusive direction of an outside money manager;

●	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;

●	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

●	Securities purchased under an employer sponsored stock purchase plan; and

●	Exchange Traded Funds (excluding DB sponsored ETFs which must be pre-cleared).

C. DWS Investments Mutual Fund Holdings

All Employees are required to maintain their holdings of DWS Investments Mutual Funds in the DB 401(k) Plan, in E*Trade, Charles Schwab, DB Alex.Brown, or Fidelity brokerage accounts, or directly with DWS Investments.

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D. Reporting Requirements

(i)	Disclosure of Employee Related Accounts/Provision of Statements

As stated in Section 6.A. Designated Brokerage Accounts above, upon joining DB, new Employees are required to disclose all of their Employee or Employee-Related Accounts to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to DB policies.

(ii)	Initial Personal Securities Holdings Report (“IPSHR”)

In addition, no later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into AWM, etc.), he or she must also complete and return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for personal Securities holdings to AWM Compliance (see iv. Annual Acknowledgement of Personal Securities Holdings below). The information must be current as of a date no more than forty-five (45) days prior to the hire date.

(iii)	Quarterly Personal Securities Trading Reports (“PSTR”)

Within thirty (30) days of the end of each calendar quarter, all Employees must submit to AWM Compliance a PSTR for Securities and closed-end Mutual Fund transactions, unless exempted by a division-specific requirement, if any.

Personal transactions in DWS Investments funds and funds advised by DWS Investments and well as transactions in any off-shore funds must be included in this report.

Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

○	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported.

○	Transactions in Mutual Funds subject to periodic purchase plans are not required to be reported quarterly, but holdings may still require reporting annually (see iv. below).

○	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported but holdings will require reporting annually (see iv. below).

○	Transactions in the following:

●	Bankers’ Acceptances;

●	Bank Certificates of Deposits (CDs);

●	Commercial Paper;

●	Money Markets;

●	Direct Obligations of the US Government;

●	High Quality, Short-Term Debt Instruments (including repurchase agreements); and;

●	Open-End Mutual Funds other than DWS Investments Mutual Funds, funds advised by DWS Investments, and off-shore funds (unless specifically directed by Compliance)

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Code of Ethics – AWM US

(iv)	Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Central Compliance on an annual basis at a date specified by AWM Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

The information submitted must be current with forty-five (45) calendar days of the report date.

Personal holdings in DWS Investments funds and funds advised by DWS Investments as well as holdings in any off-shore funds must be included in this report.

Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

●	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);

●	Bankers’ Acceptances;

●	Bank Certificates of Deposits (CDs);

●	Commercial Paper;

●	Money Markets;

●	Direct Obligations of the US Government;

●	High Quality, Short-Term Debt Instruments (including repurchase agreements); and

●	Open-End Mutual Funds other than DWS Investments Mutual Funds, funds advised by DWS Investments, and off-shore funds (unless specifically directed by AWM Compliance).

(v)	Annual Acknowledgement of Accounts

Once each year, at a date to be specified by Compliance, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts. Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

E. Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment are the obligations of each Employee. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties. (See Section 1.OVERVIEW)

7. Other Procedures/Restrictions

A. Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from the appropriate business head and AWM Compliance, based upon a determination that these activities are consistent with the interests of DB and its clients. Employees serving as directors for publicly traded companies will  not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

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Code of Ethics – AWM US

B.  Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate senior officer and AWM Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using DB property (e.g., e-mail, internet) other than on a purely de minim us basis.

C.  Executorships

As a general rule, AWM discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of the appropriate senior officer of the respective business unit and AWM Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to DB. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

D.  Trusteeships

All trusteeships must have the written approval of the firm and must be reported in writing to Compliance.

The firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E.   Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the firm. However, the written approval of AWM Compliance is required for all other custodianships. All such existing or prospective relationships must be reported in writing to AWM Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if AWM believes such a role will not be unduly time consuming or create conflicts of interest.

Please see the Outside Business Activities and Other Affiliations Policy - US for A-E above.

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Code of Ethics – AWM US

F.  Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law6. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy – Asset Management US or the Gifts and Entertainment Policy - US. In addition, special circumstances may apply to Employees acting in certain capacities within the organization.7

Gifts and Entertainment to Public/Government Officials, Taft Hartley Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please see the Gifts, Entertainment, and Charitable Donations Policy – Asset Management US for further details.

Non-Cash Compensation

Employees, Registered Representatives and Associated Persons of Deutsche Asset Management broker-dealer affiliates must also comply with Financial Industry Regulatory Authority (“FINRA”) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

For more information on the policy refer to the DWS Investments Distributors, Inc. Written Supervisory Procedures Manual – AWM US.

G.  Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for DB or influencing any decision on its behalf.

The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore DB departments may not make contributions to US Federal political parties or candidates. The Political Contributions into the US and US Lobbying Activities Policy does not permit corporate political contributions in federal, state or local elections. It also states that “no employee may be compensated by the Firm, or cause the Firm to reimburse, any Political contributions.

[6]	Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of DB’s rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

[7]	In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and FINRA, certain Employees may be subject to more stringent gift-giving and receiving guidelines. In general, these rules apply to the receipt of gifts by and from “associated persons” or where such gratuity is in relation to the business of the employer. If you have any questions regarding your role relative to these rules contact Compliance.

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Code of Ethics – AWM US

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on DB and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where DB does business. See the Anti-Bribery and Corruption Policy - DB Group.

(ii)	Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions using the Political Contributions, Gift and Entertainment Management System (“PGEMS”). This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution. A political contribution made on behalf of an employee’s spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on State or Municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for DB or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. If an AWM business unit engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to DB. All political contributions should be made in accordance with AWM policies and procedures.

For more information, please see the Political Contributions into the US and US Lobbying Activities Policy.

H. Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of DB clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis. In addition, the standards contained in the Information Security Principles – DB Group, the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group, as well as those within the Code of Professional Conduct – US must be observed.

8. Supervision

Supervisors are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such procedures must include the review of pre-clearance requests of employee trades and reporting of any unusual activity to AWM Compliance.

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Code of Ethics – AWM US

Approving Pre-Clearance Requests for Employees

When reviewing pre-clearance requests for Employee trades, supervisors (or designees) should focus attention on the following:

●	transactions suggesting misuse of confidential, proprietary or material non-public (“inside information,” “Non-Public, Price-Sensitive Information,” or “PSI”);

●	transactions which appear excessive in terms of known financial resources;

●	high risk or aggressive transactions or strategies which may be inconsistent with known financial resources or ordinary patterns of trading;

●	transactions involving any of the prohibited activities listed in this Code; and

●	concentration in a specific security that could influence an employee’s judgment or objectivity in recommending transactions in the same security.

9. Sanctions

Any Employee who violates the Code may be subject to disciplinary actions, described in Schedule A, including possible dismissal. In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or other financial penalties. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

0. Interpretations and Exceptions

AWM Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from AWM Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to AWM Compliance.

In addition, AWM has a Code of Ethics Sub-Committee comprised of business and Compliance representatives that are empowered to administer, apply, interpret and enforce the Code.

10. Associated Policies

●	Code of Business Conduct and Ethics – DB Group

●	Gifts and Entertainment Policy – DB Group

●	Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy – DB Group

●	Anti-Bribery and Corruption Policy – DB Group

●	Employee Trading Policy – DB Group

●	Information Security Principles – DB Group

●	Restricted List Policy – DB Group

●	Code of Professional Conduct – US

●	Outside Business Activities and Other Affiliations Policy – US

●	Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany)

●	Political Contributions to US Officials and US Lobbying Activities Policy

●	Gifts and Entertainment Policy – US

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Code of Ethics – AWM US

●	Gifts, Entertainment, and Charitable Donations Policy – Asset Management US

●	Registered Investment Adviser Policy and Procedure Manual – DBSI US
●	Private Client Services Policy Manual – AWM US
●	Research Policies and Procedures Manual – Markets US
●	DWS Investments Distributors, Inc. Written Supervisory Procedures Manual – AWM US

12. Authoritative Guidance

●	Rule 204A-1 of the Investment Advisers Act of 1940
●	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940

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Code of Ethics – AWM US

SCHEDULE A: AWM – US Code of Ethics Sanctions8

Violation	Sanction
Failure to Obtain Pre-Clearance
1st Violation	Written Warning
2nd Violation	Trading Prohibited for 30 Days
3rd Violation +	Trading Prohibited for 60 Days
Failure to Comply with the with Black-out[9] Periods
1st Violation	Unwind the Trade/Disgorgement of Profit and Written Warning
2nd Violation	Unwind the Trade/Disgorgement of Profit and 30 Day Trading Ban
3rd Violation +	Unwind the Trade/Disgorgement of Profit and 60 Day Trading Ban
Failure to Comply with the Holding Period Requirements
1st Violation	Written Warning
2nd Violation	Disgorgement of Profit and 30 Day Trading Ban
3rd Violation +	Disgorgement of Profit and 60 Day Trading Ban
Other Material Violations
Gifts & Entertainment / Political Contribution
1st Violation	Disciplinary Action as determined by AWM Compliance
2nd Violation +	Severe Disciplinary Action as determined by AWM Compliance
Failure to File / Incomplete / Late Reporting (Quarterly Personal Securities Trading Reporting)[10]
1st Violation
First Deadline Missed	Written Warning
Second Deadline Missed	30 Day Trading Ban with Escalation to Senior Management
Third Deadline Missed	60 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Forth Deadline Missed +	Severe Disciplinary Action as determined by AWM Compliance
2nd Violation
First Deadline Missed	30 Day Trading Ban
Second Deadline Missed	60 Day Trading Ban with Escalation to Senior Management
Third Deadline Missed	90 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Forth Deadline Missed +	Severe Disciplinary Action as determined by AWM Compliance
3rd Violation
First Deadline Missed	60 Day Trading Ban with Escalation to Senior Management
Second Deadline Missed	90 Day Trading Ban plus Disciplinary Action as determined by AWM Compliance with Escalation to Senior Management with Note to Employee File
Third Deadline Missed +	Severe Disciplinary Action as determined by AWM Compliance
Failure to File / Incomplete / Late Code of Ethics Annual Acknowledgement (including Annual Personal Holdings Report)
Code of Ethics Annual Acknowledgement Period during the month of October. Filed by:
Failure to file by due date	Written Warning
Failure to file 15 calendar days after due date	30 Day Trading Ban with Escalation to Senior Management
Failure to file 30 calendar days after due date	60 Day Trading Ban with Escalation to Senior Management with Note to Employee File
Failure to file more than 45 calendar day after due date	Severe Disciplinary Action as determined by AWM Compliance
Failure to File / Incomplete / Late INITIAL Code of Ethics Annual Acknowledgement (including 17-j1 Annual Personal Holdings Report)
After 10 calendar days after date of access	Written Warning
After 20 calendar days after date of access	Written Warning with Escalation to Senior Management
After 30 calendar days after date of access	30 Day Trading Ban with Escalation to Senior Management
After 40 calendar days after date of access	60 Day Trading Ban plus Disciplinary Action as determined by AWM Compliance with Escalation to Senior Management with Note to Employee File

[8]	AWM Compliance may take financial hardship into consideration in applying a trading prohibition. Please see important notes below for more information regarding financial hardship.

[9]	AWM Compliance will take into consideration the employee’s knowledge of portfolio trading and the severity and frequency of the violation in final determination of unwinding trades, profits disgorged and other disciplinary action, if any.

[10]	Deadlines are defined by AWM Compliance and generally follow approximate 15-day periods after the First Deadline and are adjusted for the calendar month. You will be notified of the First Deadline in specific communications from AWM Compliance when warranted. Subsequent deadlines will be communicated as appropriate when sanctions are levied.

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Code of Ethics – AWM US

Important Notes

●	AWM Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the ensuing sanctions levied on the employee(if applicable).

●	The Sanctions listed in this document are guidelines. AWM Compliance will solely determine the factors used in arriving in any decisions made apart from this AWM Sanctions Schedule.

●	Final disciplinary sanctions will be determined by AWM Compliance and Senior Management, which will take into consideration such factors, which include, but are not limited to, the period of time between violations, financial hardship, the employee’s knowledge of portfolio trading and trading system technical difficulties. For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action.

●	Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home. This will be determined on a case-by-case basis.

●	All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.

●	Multiple simultaneous violations will be subject to all the applicable sanctions. For example, a portfolio manager who fails to obtain pre-clearance (2nd violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a 60 Day Trading Ban (30+30) and be required to unwind the trade and disgorge any profit.

●	Multiple trading prohibitions are cumulative. Employees receiving multiple trading bans for a violation (as a result of missing multiple deadlines) will have a trading ban period equal to the sum of the multiple trading bans. For example, employees receiving a 30 Day Trading Ban for missing a First Deadline for filing, and subsequently a 60 Day Trading Ban for missing a Second Deadline for filing will have a Trading Ban period equal to 90 days.

●	Violations are noted in the employee’s AWM Compliance file, and may also be noted in the employee’s personnel file, depending on the nature and severity of the violation.

●	Violations of the Code of Ethics are reported to Compliance Senior Management for review.

●	Continued violation of the Code of Ethics may subject you to severe penalties, including possible termination.